Exhibit 99.1

For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720
FOR IMMEDIATE RELEASE
GenOn Reports 3rd Quarter 2011 Results and
Initiates 2013 Adjusted EBITDA Guidance
•	Merger integration on track to achieve $160 million annual cost savings starting in January 2012
•	Reduced 2011 guidance to $607 million from $621 million
•	Reduced 2012 guidance to $496 million from $608 million which includes the negative impact of CSAPR
•	Initiated guidance for 2013 of $761 million
HOUSTON, TX — November 9, 2011 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $256 million for the third quarter of 2011 compared to $190 million for the same period of 2010. Adjusted income from continuing operations was $76 million for the third quarter of 2011 compared to $86 million for the same period last year. GenOn reported a net loss of $38 million for the third quarter of 2011 compared to net income of $254 million for the same period of 2010.
GenOn was formed on December 3, 2010 through the merger of Mirant Corporation and RRI Energy, Inc. The merger was accounted for as a reverse acquisition, and Mirant was deemed to be the acquirer for accounting purposes. The consolidated financial statements therefore reflect Mirant’s historical financial information through December 2, 2010 and GenOn’s results thereafter, in accordance with the acquisition method of accounting for business combinations. On a pro forma basis, adjusted EBITDA for the third quarter of 2010 was $415 million, adjusted income from continuing operations was $224 million and net income was $339 million. The pro forma information gives effect to the merger as if it had occurred on January 1, 2010.
Guidance
GenOn reduced adjusted EBITDA guidance for 2011 to $607 million from $621 million, reduced adjusted EBITDA guidance for 2012 to $496 million from $608 million, and initiated adjusted EBITDA guidance for 2013 of $761 million. The guidance for all three years is based on forward commodity prices on October 6, 2011. The guidance for 2012 and 2013 incorporates expected impacts from the recently promulgated Cross-State Air Pollution Rule (CSAPR) and does not include any sales of excess CSAPR allowances because such sales would not optimize their value. The previous guidance for 2012 did not incorporate any cost of allowances, value of allocations of allowances or changes in generation dispatch resulting from CSAPR. The guidance for 2013 assumes CSAPR emissions allocations under State Implementation Plans are largely consistent with the Federal Implementation Plan for 2012.

“The prices of CSAPR allowances have been very volatile and thinly traded since the rule was issued in August,” said Edward R. Muller, chairman and chief executive officer of GenOn. “CSAPR currently has a significant negative impact on our guidance for adjusted EBITDA. In contrast, we expect the EPA’s hazardous air pollutants rule, which is scheduled to be issued in December, will have a very positive impact on GenOn’s results starting in the second half of the decade.”
Financial Information
On September 30, 2011, GenOn had 771,690,694 common shares outstanding.
Third Quarter 2011 versus Third Quarter 2010
Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	September 30, 2011	September 30, 2010	September 30, 2010
	Pro Forma

Net Income (Loss)	$(38)	$339	$254
Unrealized gains	(38)	(218)	(167)
Merger-related costs	24	—	8
Impairment losses	133	113	—
Other, net	(5)	(10)	(9)

Adjusted Income from Continuing Operations	$76	$224	$86

Provision for income taxes	1	—	—
Interest expense, net	85	95	51
Depreciation and amortization	94	96	53

Adjusted EBITDA	$256	$415	$190

Adjusted EBITDA was $256 million for the third quarter of 2011 compared to $415 million on a pro forma basis for the same period of 2010. The decline resulted from lower adjusted energy gross margin primarily because of lower generation volumes and lower contracted and capacity principally in the Eastern PJM and Western PJM/MISO segments. These declines were partially offset by an improvement in adjusted operating and other expenses, primarily related to merger cost savings.
Adjusted income from continuing operations was $76 million for the third quarter of 2011 compared to adjusted income of $224 million on a pro forma basis for the same period of 2010. The decline was primarily related to the same items that affected adjusted EBITDA, partially offset by reductions in interest expense, net.
GenOn’s net loss was $38 million for the third quarter of 2011 compared to net income of $339 million on a pro forma basis for the same period of 2010. The decline was primarily a result of a reduction of unrealized gains, an increase in merger-related costs, an increase in impairment losses, and the same items that affected adjusted income from continuing operations. The impairment losses in the third quarter of 2011 were related to emissions allowances from the Clean Air Interstate Rule (CAIR), which has been replaced by CSAPR. The impairment losses in the third quarter of 2010 were related to the New Castle and Titus generating facilities.

Net cash provided by operating activities of continuing operations was $267 million for the third quarter of 2011 compared to $193 million reported for the same period of 2010.
Nine Months 2011 versus Nine Months 2010
Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

	Nine Months Ended	Nine Months Ended	Nine Months Ended
(in millions)	September 30, 2011[1]	September 30, 2010[1]	September 30, 2010
	Pro Forma

Net Income (Loss)	$(282)	$163	$398
Unrealized (gains) losses	59	(291)	(179)
Merger-related costs	61	—	13
Impairment losses	133	361	—
Loss on early extinguishment of debt	23	—	—
Large scale remediation and settlement costs	30	—	—
Western states litigation and similar settlements	—	17	—
Postretirement benefits curtailment gain	—	(37)	(37)
Other, net	(18)	(24)	(2)

Adjusted Income from Continuing Operations	$6	$189	$193

Provision for income taxes	4	1	1
Interest expense, net	290	290	150
Depreciation and amortization	265	288	157

Adjusted EBITDA	$565	$768	$501

1.	Results of operations have been retroactively amended for the revisions to the provisional allocation of the merger purchase price at December 3, 2010.
Adjusted EBITDA was $565 million for the nine months ended September 30, 2011 compared to $768 million on a pro forma basis for the same period in 2010. The decline resulted primarily from lower adjusted energy gross margin primarily because of lower generation volumes in the Eastern PJM segment and lower contracted and capacity. These items were partially offset by an improvement in adjusted operating and other expenses, primarily related to merger cost savings and reduced planned outages and projects.
The adjusted income from continuing operations was $6 million for the nine months ended September 30, 2011 compared to $189 million on a pro forma basis for the same period in 2010. The decline was primarily related to the same items that affected adjusted EBITDA, partially offset by lower depreciation and amortization expense.

GenOn’s net loss was $282 million for the nine months ended September 30, 2011 compared to net income of $163 million on a pro forma basis for the same period in 2010. The decline was primarily related to the same items that affected adjusted loss from continuing operations in addition to the items listed in the table above.
Net cash provided by operating activities of continuing operations was $282 million for the nine months ended September 30, 2011 compared to $343 million for the same period in 2010.
Liquidity
Total cash and cash equivalents at September 30, 2011 was $1.7 billion. When taken together with availability under existing credit facilities, GenOn’s total available liquidity at September 30, 2011 was $2.3 billion.
Total debt at September 30, 2011, excluding unamortized debt discounts and adjustments to fair value of debt, was $4.1 billion. The unamortized debt discounts and adjustments to fair value of debt totaled ($62) million.
Conference Call
GenOn Energy will host its third quarter 2011 earnings conference call beginning at 9:00 a.m. Eastern Time on Wednesday, November 9, 2011. The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section. A replay of the call can be accessed approximately two hours after the call’s completion.
About GenOn Energy, Inc.
GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 24,200 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its web site at www.genon.com.
Non-GAAP Financial Measures
This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein. This press release is available in the Investor Relations section of our web site at www.genon.com. To the extent required, the Company has included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Company’s Current Report on Form 8-K furnished to the SEC with this press release, which is also available on our web site.

Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis, but could be material to future reported earnings and cash flow.
Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	September 30, 2011	September 30, 2010	September 30, 2010
	Pro Forma

Net Income (Loss)	$(38)	$339	$254
Unrealized gains	(38)	(218)	(167)
Merger-related costs	24	—	8
Impairment losses	133	113	—
Lower of cost or market inventory adjustments, net	(1)	(8)	(7)
Major litigation costs, net of recoveries	5	—	—
Other, net	(9)	(2)	(2)

Adjusted Income from Continuing Operations	$76	$224	$86

Provision for income taxes	1	—	—
Interest expense, net	85	95	51
Depreciation and amortization	94	96	53

Adjusted EBITDA	$256	$415	$190

Quarter Ended September 30, 2010 Pro Forma Net Income to Adjusted Income from Continuing Operations and Adjusted EBITDA

			Pro Forma
(in millions)	Reported	RRI Energy	Adjustments	Pro Forma

Net Income	$254	$23	$62	$339
Unrealized gains	(167)	(51)	—	(218)
Merger-related costs	8	5	(13)	—
Lower of cost or market inventory adjustments, net	(7)	(1)	—	(8)
Impairment losses	—	113	—	113
Other, net	(2)	—	—	(2)

Adjusted Income from Continuing Operations	$86	$89	$49	$224

Provision (benefit) for income taxes	—	18	(18)	—
Interest expense, net	51	39	5	95
Depreciation and amortization	53	65	(22)	96

Adjusted EBITDA	$190	$211	$14	$415

Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

	Nine Months Ended	Nine Months Ended	Nine Months Ended
(in millions)	September 30, 2011[1]	September 30, 2010[1]	September 30, 2010
	Pro Forma

Net Income (Loss)	$(282)	$163	$398
Unrealized (gains) losses	59	(291)	(179)
Merger-related costs	61	—	13
Western states litigation and similar settlements	—	17	—
Impairment losses	133	361	—
Lower of cost or market inventory adjustments, net	(13)	(19)	(1)
Postretirement benefits curtailment gain	—	(37)	(37)
Loss on early extinguishment of debt	23	—	—
Major litigation costs, net of recoveries	12	—	—
Large scale remediation and settlement costs	30	—	—
Reversal of Montgomery County carbon levy assessment for prior year	(8)	—	—
Other, net	(9)	(5)	(1)

Adjusted Income from Continuing Operations	$6	$189	$193

Provision for income taxes	4	1	1
Interest expense, net	290	290	150
Depreciation and amortization	265	288	157

Adjusted EBITDA	$565	$768	$501

1.	Results of operations have been retroactively amended for the revisions to the provisional allocation of the merger purchase price at December 3, 2010.
Nine Months Ended September 30, 2010 Pro Forma Net Income (Loss) to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

			Pro Forma
(in millions)	Reported	RRI Energy	Adjustments[1]	Pro Forma[1]

Net Income (Loss)	$398	$(426)	$191	$163
Net income from discontinued operations	—	(4)	—	(4)
Unrealized gains	(179)	(112)	—	(291)
Postretirement benefits curtailment gain	(37)	—	—	(37)
Merger-related costs	13	19	(32)	—
Lower of cost or market inventory adjustments, net	(1)	(18)	—	(19)
Impairment losses	—	361	—	361
Western states litigation and similar settlements	—	17	—	17
Other, net	(1)	—	—	(1)

Adjusted Income (Loss) from Continuing Operations	$193	$(163)	$159	$189

Provision for income taxes	1	69	(69)	1
Interest expense, net	150	122	18	290
Depreciation and amortization	157	196	(65)	288

Adjusted EBITDA	$501	$224	$43	$768

1.	Results of operations have been retroactively amended for the revisions to the provisional allocation of the merger purchase price at December 3, 2010.

Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA Guidance

	Year Ending	Year Ending	Year Ending
(in millions)	December 31, 2011	December 31, 2012[1]	December 31, 2013[1,2]

Net Loss	$(585)	$(473)	$(194)
Unrealized losses	223	231	232
Merger-related costs	68	10	—
Impairment losses	133	—	—
Major litigation costs, net of recoveries	18	3	—
Reversal of Montgomery County carbon levy assessment for prior year	(8)	—	—
Lower of cost or market inventory adjustments, net	(14)	—	—
Loss on early extinguishment of debt	23	—	—
Large scale remediation and settlement costs	32	—	—
Other, net	(8)	13	(16)

Adjusted Income (Loss) from Continuing Operations	$(118)	$(216)	$22

Provision for income taxes	3	—	—
Interest expense, net	385	366	377
Depreciation and amortization	337	346	362

Adjusted EBITDA	$607	$496	$761

1.	The guidance for 2012 and 2013 incorporates expected impacts from the recently promulgated CSAPR and does not include any sales of expected excess emissions allowances.

2.	The 2013 guidance assumes CSAPR emissions allocations under State Implementation Plans for 2013 are largely consistent with the Federal Implementation Plan for 2012.
Forward Looking Statements
This press release contains statements, estimates or projections that are “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) legislative and regulatory initiatives or changes in regulations affecting the electric industry; (ii) changes in, or changes in the application of, environmental or other laws and regulations; (iii) failure of our generating facilities to perform as expected, including due to outages for unscheduled maintenance or repair; (iv) changes in market conditions or the entry of additional competition in our markets; (v) the ability to integrate successfully the businesses following the merger and realize cost savings and any other synergies; and (vi) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement, and we assume no duty to update this information. Our filings and other important information are also available on the Investor Relations page of our web site at www.genon.com.
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